Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500 FAX: (617) 995-2510
Contacts:
Investors	Media
Carol Hausner	Tony Loke
Executive Director, Investor Relations and	Rx Communications Group, LLC
Corporate Communications	Tel: (917) 322-2164
Tel: (617) 995-2500	tloke@rxir.com
info@immunogen.com

For Immediate Release

ImmunoGen, Inc. Reports Data at AACR on the Company’s HuC242-DM4
Anticancer Compound

CAMBRIDGE, MA, April 17, 2005 — ImmunoGen, Inc. (Nasdaq: IMGN) today presented data at the American Association for Cancer Research (AACR) annual meeting in Anaheim, CA, on its huC242-DM4 Tumor-Activated Prodrug (TAP) anticancer compound. In preclinical models, huC242-DM4 demonstrated potent anticancer activity directed against CanAg-expressing cancer cells — colon, pancreatic, gastric, lung — at doses that were well tolerated. ImmunoGen has filed an Investigational New Drug (IND) application for huC242-DM4, and expects to begin patient dosing in mid-2005.

HuC242-DM4 comprises the huC242 antibody, which binds specifically to CanAg, and the potent cell-killing agent DM4. The huC242 antibody is used to target the compound specifically to CanAg-expressing cancer cells, and the DM4 is used to kill the cancer cells. CanAg-expressing cancers include colon, pancreatic, gastric, and other gastrointestinal cancers, as well as many non-small-cell lung cancers.

An earlier version of huC242-DM4, called cantuzumab mertansine, demonstrated evidence of anticancer activity — including tumor shrinkage — in Phase I studies at doses that were well tolerated. ImmunoGen now tailors the design of each TAP compound to achieve the best performance for the specific cancer target, and has applied this expertise to the design of huC242-DM4. The Company’s design modifications include fine-tuning the number of methyl groups on either side of the bond that keeps the cell-killing agent firmly attached to the antibody until the TAP compound has bound to and entered a cancer cell.

In preclinical studies reported at AACR, huC242-DM4 was considerably more active than cantuzumab mertansine against colon cancer cells, and also was highly active against pancreatic cancer, gastric cancer, and lung cancer cells. It has a markedly longer half-life than cantuzumab mertansine, and yet comparable tolerability.

Mitchel Sayare, PhD, Chairman and CEO, said, “Based on our preclinical studies, we expect huC242-DM4 to be substantially more effective than cantuzumab mertansine against colon and other types of CanAg-expressing cancers.  We believe this compound will provide important clinical benefits, and we remain on track to begin patient dosing in mid-2005.”

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About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting engineered antibodies to deliver a potent cell-killing agent specifically to cancer cells. ImmunoGen is advancing its wholly-owned TAP compounds, huN901-DM1 and huC242-DM4. Centocor (a wholly-owned subsidiary of Johnson & Johnson), Biogen Idec, Genentech, sanofi-aventis, Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, and Abgenix have licensed the right to develop or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with sanofi-aventis.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes, including the anticipated clinical advancement of huN901-DM1 and huC242-DM4; the outcome of the Company’s collaboration partners’ research and clinical development processes, including the anticipated clinical advancement of partner compounds; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence upon existing and potential collaborative partners, and the outcome of the clinical testing of TAP compounds being developed by the Company’s existing partners; uncertainty as to whether the Company’s potential products or those of the Company’s collaborators will succeed in entering human clinical trials and uncertainty as to the results of such trials; the risk that the Company and/or its collaborators may not be able to obtain regulatory approvals necessary to commercialize their product candidates; the potential development by competitors of competing products and technologies; uncertainty whether the Company’s TAP technology will produce safe, effective and commercially viable products; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and other reports filed with the Securities and Exchange Commission.

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